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                                                                     EXHIBIT 5.1


                               February 19, 1998




Networks Associates, Inc.
2805 Bowers Avenue
Santa Clara, California 95051

                  RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:


         We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on February 11, 1998 (Registration No. 333- ) as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,309,477 shares of your Common Stock (the "Shares"). We understand that the Shares are to be sold from time to time on the NASDAQ National Market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the Shares.


         It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                         Very truly yours,

                                         WILSON, SONSINI, GOODRICH & ROSATI
                                         Professional Corporation